Exhibit 99.1

Callaway Golf Company Announces Third Quarter 2016 Financial Results, Including A 6.9% Increase In Net Sales; Continues To Realize Benefits From Operational Improvements; And Increases 2016 Full Year Earnings Guidance

- Third quarter 2016 net sales increased 6.9% to $188 million, compared to $176 million for the same period in 2015.

- Cash provided by operating activities for the first nine months of 2016 increased by $57 million (over 200%) to $86 million compared to $28 million for the same period in 2015.

- Full year 2016 earnings per share guidance increased to $0.50 - $0.54, compared to prior guidance of $0.40 - $0.50 and compared to $0.17 in 2015.  The 2016 estimate includes an $0.18 per share gain related to the sale of a portion of the Company's Topgolf investment in the second quarter of 2016.

CARLSBAD, Calif., Nov. 3, 2016 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its third quarter 2016 financial results, including a 6.9% increase in net sales, continued benefits from its operational improvements and a net loss of $0.06 per share. The Company generally reports a net loss in the third quarter due to the seasonality of its business but the Company had expected a net loss of $0.15 - $0.10 as a result of a planned increase in operating expenses in the third quarter of 2016 compared to 2015. The increased sales, however, offset the increased expenses. These results reflect the Company's continued brand strength and additional hard goods market share gains, as well as the commencement of the Company's joint venture in Japan in the third quarter of 2016. As discussed below, the third quarter financial results allowed the Company to narrow its 2016 full year net sales guidance to the high end of the range to $870 - $880 million and increase its 2016 full year earnings guidance to $0.50 - $0.54.

"We were pleased to see our continued momentum in the marketplace in the third quarter," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "Despite industry headwinds and softer than expected market conditions, we grew our net sales in the third quarter. We also continued to realize benefits from the comprehensive strategic initiatives we undertook during the last three years, including working capital improvements and the extension of product life cycles, with gross margins improving 110 basis points year to date and cash generated from operating activities increasing over 200% to $86 million for the first nine months of 2016 compared to the same period in 2015."

Mr. Brewer continued, "I am confident we are on track to create long-term shareholder value through our improved core business as well as future growth from strategic ventures within golf or in areas tangential to the golf equipment business. For instance, during the third quarter, we acquired Toulon Design and hired its founder, Sean Toulon, to run our putter business. I couldn't be more excited about the opportunity to expand the Odyssey brand as we extend our reach further into the super-premium putter category through Toulon Design by Odyssey. We are also re-investing in the future of our golf ball business via further investment in R&D and today's announced hiring of Rock Ishii, former Sr. Director of Golf Ball Innovation at Nike. Looking forward, we will continue to opportunistically seek new strategic growth platforms and strategic high return investments in our core business. We will also continue to strengthen our core business through disciplined operational execution and the introduction of technologically advanced products. We are very excited about our product line for 2017."

Summary of Third Quarter 2016 Financial Results

For the third quarter of 2016, Callaway announced the following GAAP financial results, as compared to the same period in 2015 (in millions, except eps):

GAAP RESULTS
	Third Quarter 2016	Third Quarter 2015	Change
Net Sales	$188	$176	$12
Gross Profit/ % of Sales	$79 42.0%	$78 44.1%	$1 (210) b.p.
Operating Expenses	$84	$77	$7
Pre-Tax Loss	($4)	($2)	($2)
EPS	($0.06)	($0.04)	($0.02)

Despite softer than expected market conditions, the Company's 2016 third quarter net sales increased $12 million to $188 million, as compared to $176 million in the third quarter of 2015. The higher sales were driven primarily by increased sales in the irons and golf ball categories, sales from the Company's new joint venture in Japan, and a net overall positive $5.6 million impact from changes in foreign currency rates. The increase in net sales helped offset the 210 basis point decrease in gross margins and the $7 million year-over-year increase in operating expenses. The decrease in gross margin was primarily attributable to product launch timing resulting in sales of higher margin products for the third quarter of 2015 as compared to 2016. Full year 2016 gross margins are still expected to increase over 200 basis points compared to 2015. The increase in operating expenses in the third quarter of 2016 was due to incremental expenses related to the Japan joint venture, a planned shift in the timing of marketing expenses, and an increase in bad debt expense.

The Company's diluted loss per share for the third quarter of 2016 was $0.06, which was significantly better than the Company's expected loss of $0.15 - $0.10. The diluted loss per share for the third quarter of 2015 was $0.04. As a result of the Company's third quarter financial performance, the Company increased its full year earnings guidance as discussed below.

Summary of First Nine Months 2016 Financial Results

For the first nine months of 2016, Callaway announced the following GAAP financial results, as compared to the same period in 2015 (in millions, except eps):

GAAP RESULTS
	Q3 YTD 2016	Q3 YTD 2015	Change
Net Sales	$707	$690	$17
Gross Profit/ % of Sales	$322 45.5%	$307 44.4%	$15 110 b.p.
Operating Expenses	$261	$250	$11
Pre-Tax Income	$71	$50	$21
EPS	$0.70	$0.53	$0.17

The Company's $707 million in net sales for the first nine months of 2016 increased by 2.5% compared to the first nine months of 2015. Similar to the third quarter, this increase was driven primarily by increased sales in the irons and golf ball categories, sales from the Company's new joint venture in Japan, and a net overall positive $5.6 million impact from changes in foreign currency rates. This increase in net sales, together with a 110 basis point improvement in gross margin, more than offset the $11 million increase in operating expenses. The increase in operating expenses was primarily attributable to a planned increase in marketing expense, an increase in bad debt expense, and incremental expense related to the new Japan joint venture.

This improved operational performance, together with an $0.18 per share gain on the sale of a small portion of the Company's Topgolf investment, resulted in a significant improvement in earnings in 2016 on a year to date basis. More specifically, diluted earnings per share for the first nine months of 2016 increased by 32% to $0.70 from $0.53 in the first nine months of 2015. In addition, including the $23 million in proceeds from the sale of the Topgolf investment, total cash and cash equivalents increased by $75 million for the first nine months of 2016, and as of September 30, 2016, the Company had no debt.

Business Outlook for 2016

Given the Company's financial performance during the third quarter, the Company is revising and increasing its overall guidance as follows:

	Updated 2016 GAAP Estimate	Previous 2016 GAAP Estimate	2015 Actual
Net Sales	$870 - $880 million	$855 - $880 million	$844 million
Gross Margins	44.6%	44.5%	42.4%
Operating Expenses	$345 million	$348 million	$331 million
Pre-Tax Income	$54 - $58 million	$45 - $55 million	$20 million
Earnings Per Share	$0.50 - $0.54	$0.40 - $0.50	$0.17

The Company's updated guidance is based on current foreign currency exchange rates. If the foreign currency rates were to weaken significantly against the U.S. Dollar during the fourth quarter of the year, the Company's financial results would be adversely affected. The Company's pre-tax income and earnings per share estimates for the full year 2016 include the $18 million gain ($0.18 per share) on the second quarter sale of a portion of its Topgolf investment. The Company's estimate for its full year 2016 earnings per share assumes a base of 95 million shares as compared to 85 million shares in 2015. The increased share count in 2016 is primarily the result of the conversion of the Company's convertible debt into equity in 2015. This estimate includes taxes of approximately $6 million and does not include any effect from the potential reversal of the Company's deferred tax asset valuation allowance as discussed below.

Conference Call and Webcast

The Company will be holding a conference call today at 2:00 p.m. PDT to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PST on Thursday, November 10, 2016. The replay may be accessed through the Internet at www.callawaygolf.com.

Deferred Tax Asset Valuation Allowance

As of September 30, 2016, the Company had a valuation allowance against its U.S. deferred tax assets in the amount of $164.6 million. The Company evaluates its deferred tax assets each reporting period to determine the likelihood of the Company being able to utilize the deferred tax assets prior to their expiration and the Company will conduct such evaluation again in the fourth quarter of 2016. If following this review the Company determines that it is more likely than not that the Company will be able to utilize the deferred tax assets, the Company would reverse all or a significant portion of the valuation allowance. If this were to occur during the fourth quarter of 2016, the Company would realize a significant one-time, non-cash tax benefit in the period of reversal and the Company's effective U.S. income tax rate would be closer to the statutory rate and the new rate would apply retroactively to 2016 results and going forward.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information about its results (i) on a constant currency basis and (ii) excluding interest, taxes, depreciation and amortization expenses, and the gain on the sale of a portion of the Topgolf investment.

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. This calculation also excludes foreign currency net gains and losses recognized in other income/expense from the translation of transactions denominated in foreign currencies and foreign currency gains and losses recognized from the Company's hedging contracts. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated 2016 sales, gross margins, operating expenses, pre-tax income, taxes, and earnings per share (or related share count), as well as the Company's momentum, success of future products, including the 2017 product line, growth opportunities, the investment in corporate or business development opportunities, future market conditions, the creation of long-term shareholder value, and the potential reversal of the Company's deferred tax asset valuation allowance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products, or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2015 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Robert Julian
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited) (In thousands)

	September 30, 2016	December 31, 2015
ASSETS

Current assets:
Cash and cash equivalents	$124,628	$49,801
Accounts receivable, net	158,262	115,607
Inventories	157,002	208,883
Other current assets	12,063	17,196
Total current assets	451,955	391,487

Property, plant and equipment, net	55,775	55,808
Intangible assets, net	114,978	115,282
Investment in golf-related ventures	49,108	53,315
Other assets	16,321	15,332
Total assets	$688,137	$631,224

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$118,264	$122,620
Accrued employee compensation and benefits	30,280	33,518
Asset-based credit facilities	—	14,969
Accrued warranty expense	5,515	5,706
Income tax liability	1,747	1,823
Total current liabilities	155,806	178,636

Long-term liabilities	39,439	39,643
Total Callaway Golf Company shareholders' equity	483,303	412,945
Non-controlling interest in consolidated entity	9,589	—
Total liabilities and shareholders' equity	$688,137	$631,224

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,
	2016	2015
Net sales	$187,850	$175,780
Cost of sales	108,975	98,178
Gross profit	78,875	77,602
Operating expenses:
Selling	55,869	52,390
General and administrative	19,851	15,772
Research and development	8,420	8,673
Total operating expenses	84,140	76,835
Income (loss) from operations	(5,265)	767
Other income (expense), net	820	(2,837)
Loss before income taxes	(4,445)	(2,070)
Income tax provision	1,294	1,547
Net loss	(5,739)	(3,617)
Less: Net income attributable to non-controlling interests	127	—
Net loss attributable to Callaway Golf Company	$(5,866)	$(3,617)

Loss per common share:
Basic	$(0.06)	$(0.04)
Diluted	$(0.06)	$(0.04)
Weighted-average common shares outstanding:
Basic	94,081	83,875
Diluted	94,081	83,875

	Nine Months Ended September 30,
	2016	2015
Net sales	$707,497	$690,463
Cost of sales	385,597	383,898
Gross profit	321,900	306,565
Operating expenses:
Selling	183,543	178,675
General and administrative	52,484	47,407
Research and development	24,942	24,192
Total operating expenses	260,969	250,274
Income from operations	60,931	56,291
Gain on sale of golf-related ventures	17,662	—
Other expense, net	(7,205)	(6,269)
Income before income taxes	71,388	50,022
Income tax provision	4,632	5,002
Net income	66,756	45,020
Less: Net income attributable to non-controlling interests	127	—
Net income attributable to Callaway Golf Company	$66,629	$45,020

Earnings per common share:
Basic	$0.71	$0.56
Diluted	$0.70	$0.53
Weighted-average common shares outstanding:
Basic	94,021	80,030
Diluted	95,687	94,614

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited) (In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$66,629	$45,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,541	13,350
Deferred taxes, net	(370)	(184)
Share-based compensation	6,465	5,535
Gain on disposal of long-lived assets and deferred gain amortization	(117)	(772)
Gain on sale of golf-related investments	(17,662)	—
Net income attributable to non-controlling interests	127	—
Debt discount amortization on convertible notes	—	515
Unrealized loss on foreign currency forward contracts	2,880	—
Changes in assets and liabilities	15,128	(35,074)
Net cash provided by operating activities	85,621	28,390

Cash flows from investing activities:
Proceeds from sale of investments in golf-related ventures	23,429	—
Proceeds from note receivable	3,104	—
Capital expenditures	(12,163)	(8,513)
Investment in golf-related ventures	(1,560)	—
Proceeds from sale of property, plant and equipment	20	2
Net cash provided by (used in) investing activities	12,830	(8,511)

Cash flows from financing activities:
Repayments of asset-based credit facilities, net	(14,969)	(15,235)
Acquisition of treasury stock	(5,133)	(1,942)
Dividends paid	(2,822)	(2,454)
Exercise of stock options	2,625	5,330
Net cash used in financing activities	(20,299)	(14,301)

Effect of exchange rate changes on cash and cash equivalents	(3,325)	(1,621)
Net increase in cash and cash equivalents	74,827	3,957
Cash and cash equivalents at beginning of period	49,801	37,635
Cash and cash equivalents at end of period	$124,628	$41,592

CALLAWAY GOLF COMPANY Consolidated Net Sales and Operating Segment Information (Unaudited) (In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended September 30,		Growth/(Decline)			Nine Months Ended September 30,		Growth/(Decline)
	2016	2015	Dollars	Percent		2016	2015	Dollars	Percent
Net sales:
Woods	$35,733	$48,408	$(12,675)	(26.2)%		$172,281	$187,278	$(14,997)	(8.0)%
Irons	50,272	42,459	7,813	18.4%		172,920	163,272	9,648	5.9%
Putters	17,290	17,221	69	0.4%		72,053	72,586	(533)	(0.7)%
Gear/Accessories/Other	51,915	38,434	13,481	35.1%		169,191	154,158	15,033	9.8%
Golf balls	32,640	29,258	3,382	11.6%		121,052	113,169	7,883	7.0%
	$187,850	$175,780	$12,070	6.9%		$707,497	$690,463	$17,034	2.5%

	Net Sales by Region					Net Sales by Region
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2015(1)	Nine Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2015(1)
	2016	2015	Dollars	Percent	Percent	2016	2015	Dollars	Percent	Percent
Net Sales
United States	$92,943	$86,980	$5,963	6.9%	6.9%	$380,173	$377,577	$2,596	0.7%	0.7%
Europe	26,347	26,699	(352)	(1.3)%	6.1%	101,171	103,637	(2,466)	(2.4)%	1.0%
Japan	41,358	33,623	7,735	23.0%	2.9%	121,187	103,250	17,937	17.4%	4.6%
Rest of Asia	15,897	16,855	(958)	(5.7)%	(8.7)%	51,843	52,340	(497)	(0.9)%	2.3%
Other foreign countries	11,305	11,623	(318)	(2.7)%	(5.0)%	53,123	53,659	(536)	(1.0)%	3.5%
	$187,850	$175,780	$12,070	6.9%	3.7%	$707,497	$690,463	$17,034	2.5%	1.7%

(1) Calculated by applying 2015 exchange rates to 2016 reported sales in regions outside the U.S

	Operating Segment Information					Operating Segment Information
	Three Months Ended September 30,		Growth/(Decline)			Nine Months Ended September 30,		Growth
	2016	2015	Dollars	Percent		2016	2015	Dollars	Percent
Net Sales
Golf Club	$155,210	$146,522	$8,688	5.9%		$586,445	$577,294	$9,151	1.6%
Golf Ball	32,640	29,258	3,382	11.6%		121,052	113,169	7,883	7.0%
	$187,850	$175,780	$12,070	6.9%		$707,497	$690,463	$17,034	2.5%

Income (loss) before income taxes:
Golf clubs	$2,818	$6,564	$(3,746)	(57.1)%		$71,166	$69,555	$1,611	2.3%
Golf balls	3,846	3,511	335	9.5%		23,210	17,559	5,651	32.2%
Reconciling items(2)	(11,109)	(12,145)	1,036	(8.5)%		(22,988)	(37,092)	14,104	(38.0)%
	$(4,445)	$(2,070)	$(2,375)	114.7%		$71,388	$50,022	$21,366	42.7%

(2) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability

CALLAWAY GOLF COMPANY Supplemental Financial Information and Non-GAAP Reconciliation (Unaudited) (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2016	2016	2015
	As Reported	As Reported	As Reported	Topgolf Gain	Pro Forma	As Reported
Net sales	$187,850	$175,780	$707,497	$—	$707,497	$690,463
Gross profit	78,875	77,602	321,900	—	321,900	306,565
% of sales	42.0%	44.1%	45.5%	—	45.5%	44.4%
Operating expenses	84,140	76,835	260,969	—	260,969	250,274
Income (loss) from operations	(5,265)	767	60,931	—	60,931	56,291
Other income (expense), net	820	(2,837)	10,457	17,662	(7,205)	(6,269)
Income (loss) before income taxes	(4,445)	(2,070)	71,388	17,662	53,726	50,022
Income tax provision	1,294	1,547	4,632	—	4,632	5,002
Net income (loss)	(5,739)	(3,617)	66,756	17,662	49,094	45,020
Less: Net income attributable to non-controlling interests	127	—	127	—	127	—
Net income (loss) attributable to Callaway Golf Company	$(5,866)	$(3,617)	$66,629	$17,662	$48,967	$45,020

Diluted earnings per share:	$(0.06)	$(0.04)	$0.70	$0.18	$0.52	$0.53
Weighted-average shares outstanding:	94,081	83,875	95,687	95,687	95,687	94,614

	2016 Trailing Twelve Month Adjusted EBITDA					2015 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	December 31,	March 31,	June 30,	September 30,		December 31,	March 31,	June 30,	September 30,
	2015	2016	2016	2016	Total	2014	2015	2015	2015	Total
Net income (loss)	$(30,452)	$38,390	$34,105	$(5,866)	$36,177	$(41,539)	$35,819	$12,818	$(3,617)	$3,481
Interest expense, net	868	621	347	431	2,267	1,764	2,021	1,936	3,520	9,241
Income tax provision	493	1,401	1,937	1,294	5,125	1,980	1,638	1,817	1,547	6,982
Depreciation and amortization expense	4,029	4,157	4,180	4,204	16,570	4,857	4,703	4,454	4,193	18,207
EBITDA	$(25,062)	$44,569	$40,569	$63	$60,139	$(32,938)	$44,181	$21,025	$5,643	$37,911
Gain on sale of Topgolf investments	—	—	17,662	—	17,662	—	—	—	—	—
Adjusted EBITDA	$(25,062)	$44,569	$22,907	$63	$42,477	$(32,938)	$44,181	$21,025	$5,643	$37,911

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